Appendix D

Code of Ethics

GENERAL

Adviser has adopted this Code of Ethics in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”). All of Adviser’s Supervised Persons4 are subject to the Code of Ethics.

The Code of Ethics is predicated on the principle that Adviser owes a fiduciary duty to its Clients. Accordingly, Supervised Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Supervised Persons must:

Place Client interests ahead of Adviser’s interests – As a fiduciary, Adviser must serve its Clients’ best interests. In other words, Supervised Persons may not benefit at the expense of Clients. This concept is particularly relevant when Supervised Persons are making personal investments in securities traded by Clients.

Engage in personal investing that is in full compliance with Adviser’s Code of Ethics – Supervised Persons must review and abide by Adviser’s Personal Securities Transaction and Insider Trading Policies.

Avoid taking advantage of the Supervised Person’s position – Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Adviser, or on behalf of a Client, where such opportunities, gifts or gratuities could create the appearance of impropriety or might otherwise influence a decision to conduct business with such other party.

Maintain full compliance with the federal securities laws5 – Supervised Persons must abide by the standards set forth in Rule 204A-1, Rule 17j-1 and other applicable federal securities laws.

Any questions with respect to Adviser’s Code of Ethics should be directed to the Chief Compliance Officer. As discussed in greater detail in Section 2.10 of the Pacific View Asset Management, LLC Compliance Manual, Supervised Persons must promptly report any violations

4 “Supervised Person” means any member, officer, director (or other person occupying a similar status or performing similar functions) or employee of Adviser, or other person who provides investment advice on behalf of Adviser and is subject to Adviser’s supervision and control.

5 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, Titles IV, VII, VIII and IX of the Wall Street Reform and Consumer Protection Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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of the Code of Ethics to the Chief Compliance Officer. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

All Supervised Persons, and consultants closely associated with Adviser, will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. The following set of principles frame the professional and ethical conduct that Adviser expects from its Supervised Persons:

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, employers, employees, colleagues in the investment profession and other participants in the global capital markets;

Place the integrity of the investment profession, the interests of Clients and the interests of Adviser above one’s own personal interests;

Adhere to the fundamental standard that the Supervised Person should not take inappropriate advantage of his or her position;

Conduct all personal securities transactions in a manner consistent with this policy;

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions and engaging in other professional activities;

Practice and encourage others to practice in a professional and ethical manner that will reflect credit on himself or herself and the profession;

Promote the integrity of, and uphold the rules governing, capital markets;

Maintain and improve his or her professional competence and strive to maintain and improve the competence of other investment professionals; and

Comply with applicable provisions of the federal securities laws.

Rule 17j-1 Unlawful Actions

Adviser may act as sub-adviser to various investment companies registered under the Investment Company Act (each, a registered investment company, or “RIC”). Each RIC that is sub-advised by Adviser is referred to herein as a “RIC Client.” Rule 17j-1 makes it unlawful for any affiliated person of an investment adviser of a RIC, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the RIC, to:

Employ any device, scheme or artifice to defraud the RIC;

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Make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the RIC; or

Engage in any manipulative practice with respect to the RIC.

PERSONAL SECURITIES TRANSACTION POLICY

Access Persons

The term “Access Person” under Rule 204A-1 means (i) any Supervised Person of Adviser who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any RIC advised or sub-advised by Adviser or whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser or is under common control with Adviser (each, a “Reportable Fund”); and/or (3) is involved in making securities recommendations or trading decisions to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers, members or partners of Adviser.

Under Rule 17j-1, (i) any director, officer, general partner or employee of Adviser or any company in a control relationship with Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities (as defined below) by a RIC Client, or whose functions relate to the making of any recommendation with respect to such purchase or sale, is an Access Person; and

(ii) any natural person in a control relationship to Adviser who obtains information concerning recommendations made to a RIC Client with respect to the purchase or sale of Reportable Securities by such RIC Client is an Access Person.

Unless otherwise specified, references to Access Person shall mean an Access Person under Rule 204A-1 or Rule 17j-1. Any person who is a Supervised Person of Adviser but not an Access Person is subject to Sections I., III., IV., and V. of the Code of Ethics and, for purposes of this Section II, is only subject to those policies that include the term “Supervised Person.”

If applicable, any person who is an Access Person under Rule 17j-1 but is not a Supervised Person of Adviser is only subject to Sections I., II., III., VI. and VII. of the Code of Ethics and, for purposes of these Sections, is included in both the terms “Supervised Person” and “Access Person.”

General Policy

Access Persons may not purchase or sell any security unless the transaction occurs in an Exempt Security (as defined below) or the Access Person has complied with the Personal Securities Transaction Policy set forth below.

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Segregation of Investment Teams

Access Persons who are involved in the formulation and implementation of investment advice to Clients (“Investment Access Persons”) are organized into teams according to the strategies followed and/or types of investments made on behalf of Clients (each, an “Investment Team”). Certain other Access Persons who provide administration, operations and related type services, but not investment advice, to one or more Investment Teams (and in some cases, all of the Investment Teams) and have access to Protected Information (as defined below) (“Management Access Persons”) will be deemed to be members of each of those Investment Teams for which they have access to Protected Information for certain purposes hereunder. Any investment advisory services provided to a RIC Client will be provided by the Investment Team that is engaged by that RIC Client. A list of the members of each Investment Team and their designation as an Investment Access Person or Management Access Person is maintained by the Chief Compliance Officer.

Adviser has put in place certain system and electronic information barriers designed to segregate the non-public Client investment, trading and holdings information (“Protected Information”) possessed by each Investment Team from the Protected Information of each of the other Investment Teams.

Except as otherwise specifically permitted by the Chief Compliance Officer (on an exception basis), members of each Investment Team must not discuss or share the Protected Information of the Investment Team with members of any other Investment Team and Investment Access Persons of a particular Investment Team must not obtain, or seek to obtain, Protected Information from members of any other Investment Team. Supervised Persons are prohibited from attempting to obtain access to any network drives from which they are restricted.

Access Persons also must follow common-sense office procedures designed to curtail the potential for inappropriate sharing or dissemination of Protected Information. For example, (i) Access Persons must safeguard Protected Information by maintaining it in a secured location; (ii) files, computer screens or other means of storing or displaying Protected Information should not be left open and in plain view; and (iii) Access Persons should not discuss Protected Information in public places (e.g., in elevators or at social gatherings).

Prohibition on Personal Trading in Certain Reportable Securities

The Chief Compliance Officer or his or her designee maintains a Restricted List and a Watch List for each Investment Team. Investment Access Persons are prohibited from personal trading in any Reportable Security (as defined below) other than an Exempt Security (as defined below) that is listed on the Restricted List or Watch List for that Investment Access Person’s Investment Team. For each Investment Team, the Restricted List will include the following: (i) all Reportable Securities that are currently held in the Investment Team’s portfolio; and (ii) any Reportable Security where the Adviser has obtained material non-public information about that Reportable Security or its issuer. The Watch List will include the following: (i) all Reportable Securities that an Investment Team is researching as a potential portfolio investment; and (ii) any other Reportable Security determined by the Chief Compliance Officer or the Investment Team to be within the universe of Reportable Securities that the Investment Team is likely to consider

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as a future portfolio investment. Investment Access Persons are not prohibited from personal trading in Reportable Securities listed on the Restricted List or Watch List of another Investment Team where the Adviser has not obtained any material non-public information about the Reportable Security or its issuer; however, any such personal trading is subject to the Pre- Clearance Procedures outlined below.

Management Access Persons are prohibited from trading in Reportable Securities on the Restricted List of each Investment Team for which the Management Access Person is a member, except for certain Reportable Securities with large market capitalizations where the Adviser has not obtained any material non-public information about the Reportable Security or its issuer, as determined by the Chief Compliance Officer or his or her designee. Requests by Management Access Persons to trade a Watch List Reportable Security of an Investment Team (for which the Management Access Person is a member) will be reviewed and approved or denied on a case-by- case basis.

The Restricted List and Watch List for each Investment Team is maintained in the SCT system (defined below) by the Chief Compliance Officer or his or her designee The Watch List is updated monthly in consultation with the portfolio manager(s) of each Investment Team.

Pre-Clearance Procedures

Access Persons must receive pre-clearance for any personal securities transaction (except for any transaction involving an Exempt Security, an Exchange-Traded Fund (“ETF”), or an option on an ETF). Adviser utilizes the Schwab Compliance Technologies (“SCT”) electronic system for pre-clearance approvals as well as tracking outside brokerage accounts. All personal trading requests involving Reportable Securities must be entered into the SCT system. The request should include the nature of the transaction (buy or sell), where the account is housed, the number of shares or principal amount and the name of the issuer. Any trading request that violates the prohibitions on personal trading of Reportable Securities by Access Persons (described above) will be automatically denied by the SCT system. As to all other transactions, the Chief Compliance Officer or his or her designee will verify whether the trade request should be approved or denied. If an approval is received, the Access Person may then place their trade. The Chief Compliance Officer or his or her designee shall provide written notice of any denial of a trade request and shall note the date and time of such disposition.

Access Persons are required to hold their investments for not less than five (5) business days. There is no holding period for ETFs or options on ETFs.

Once pre-clearance is granted, the pre-clearance approval is valid only for the day on which the approval is granted. Adviser shall electronically maintain the authorization forms in the SCT system.

Access Persons are prohibited from engaging in frequent or short-term (i.e., thirty

(30) days) personal trading. More specifically, Access Persons may not profit from the purchase and sale or sale and purchase of the same security (including Exempt Securities) within thirty

(30) calendar days. Except for limited circumstances and subject to pre-clearance approval, Access Persons should not execute trades opposite of Adviser recommendations.

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Supervised Persons who are not Access Persons, while not subject to the pre-clearance procedures provided herein, are prohibited from personal trading in any Reportable Security if the Supervised Person inadvertently or outside the course of his or her regular functions or duties becomes aware of Protected Information or any other material non-public information related to that Reportable Security or its issuer.

Securities and Instruments that are Considered Reportable Securities

Adviser will regard the following as reportable securities (“Reportable Securities”) for purposes of complying with this policy: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Shares issued in ETFs (whether or not organized as unit investment trusts) are considered Reportable Securities.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Supervised Persons may, if eligible to do so, invest in hedge funds, partnership, limited liability companies or other investment vehicles run by others, but such investment remains subject to pre-clearance and all of the policies and procedures in this Code of Ethics, as applicable.

Exempt Securities

U.S. Treasury securities, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares of open-end mutual fund companies (other than Reportable Funds, as defined above) and interests in state education plans, also known as “529 plans,” so long as neither Adviser nor any affiliate of Adviser manages, distributes, markets or underwrites the plan or the investments and strategies underlying the plan are exempt securities (“Exempt Securities”) and as such, are not required to be reported by Supervised Persons under the Personal Securities Transaction Policy. Please note that shares of RICs advised or sub-advised by Adviser are not Exempt Securities, and any trades in such RIC shares must be pre-cleared and reported as provided under this Personal Securities Transaction Policy.

Beneficial Ownership and Associated Accounts

Supervised Persons are considered to have beneficial ownership of securities (“Beneficial Ownership”) if they have or share a direct or indirect pecuniary interest in the securities.

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Supervised Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

Securities held by members of a Supervised Person’s’ immediate family sharing the same household. Immediate family means any relative, spouse or significant other, or relative of the spouse or significant other of a Supervised Person;

Any account for any person who is supported, directly or indirectly, to a material extent by the Supervised Person;

A Supervised Person’s interest as a general partner in securities held by a general or limited partnership; and

A Supervised Person’s interest as a manager/member in the securities held by a limited liability company.

Supervised Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Supervised Persons of securities held by a trust:

Ownership of securities as a trustee where either the Supervised Person or members of the Supervised Person’s immediate family have a vested interest in the principal or income of the trust;

Ownership of a vested beneficial interest in a trust; and

A Supervised Person’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the Supervised Person to revoke the trust.

Supervised Persons must maintain personal and beneficial brokerage accounts at brokerage firms where Adviser’s SCT system can receive electronic feeds to monitor transactions and account activity. If an electronic feed is not available from the brokerage firm, approval from the Chief Compliance Officer or his or her designee must be obtained to maintain the personal account.

Restricted Securities

Anytime a Supervised Person receives material non-public information (as described in Section III of this Appendix D about a company, that company will be added to the Adviser’s Restricted List for each Investment Team. Supervised Persons will be responsible for contacting the Chief Compliance Officer any time that they receive or intend to receive any non-public information about a company.

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All confidentiality agreements must be reviewed by the Chief Compliance Officer or his or her designee, and a copy of all executed agreements must be provided to the Chief Compliance Officer or his or her designee. Once an authorized signatory for Adviser has signed a confidentiality agreement for the purpose of receiving non-public information about a company, Adviser may be deemed to have already received such information, and the company will automatically be placed on the Restricted List.

Supervised Persons are responsible for notifying the Chief Compliance Officer or his or her designee of any other circumstances in which they should be restricted pursuant to this Code of Ethics.

Generally no trading of securities will be permitted by any Access Person in a company on the Restricted List, including but not limited to, trading in an Access Person’s personal account or on behalf of a Client account. Investment professionals should consider the fact that they will be restricted from trading the securities of a company for which any Supervised Person has received non-public information when evaluating any potential hedging strategies for private positions. Trading in securities on the Restricted List may be permitted by the Chief Compliance Officer or his or her designee if it is determined that no Supervised Person is currently in possession of any material non-public information.

All Access Persons will be regarded as having access to any material non-public information about a company that has been received by any Supervised Person.

The Chief Compliance Officer or his or her designee will periodically review each company on the Restricted List to determine whether any Supervised Persons remain in possession of non-public information. Additionally, a company can be removed from the Restricted List by the Chief Compliance Officer or its designee at other times if it can be determined that no Supervised Person remains in possession of non-public information, and no Supervised Person has any intention of obtaining such information.

Supervised Persons may be unable to liquidate personal or Client holdings of securities that are subsequently added to the Restricted List.

Investments in Limited Offerings and Initial Public Offerings6

No Supervised Person shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or initial public offering “IPO” without first obtaining prior approval of the Chief Compliance Officer or his or her designee in order to preclude any possibility of the Supervised Person profiting improperly from his or her position with Adviser. The Chief Compliance Officer or his or her designee shall (1) obtain from the Supervised Person full details of the proposed transaction (including written certification that the investment opportunity did

6 The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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not arise by virtue of the Supervised Person’s activities on behalf of a Client); and (2) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the Chief Compliance Officer or his or her designee and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Attachment D-2 for a copy of the Limited Offering and IPO Request and Reporting Form.

Reporting

In order to provide Adviser with information to enable it to determine with reasonable assurance any indications of scalping, front-running or the appearance of a conflict of interest with the trading by any Client account, each Supervised Person must submit the following reports in the forms attached hereto to the Chief Compliance Officer showing all transactions in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled Exemptions from Reporting Requirements.

Generally, Supervised Persons may establish brokerage accounts only with certain approved broker-dealers identified by the Chief Compliance Officer from time to time. To assist both Supervised Persons in their reporting requirements and Adviser in applying this Code of Ethics, Adviser has implemented SCT system through which all transactions and holdings in brokerage accounts may be reported. Supervised Persons must enable all their accounts for reporting through SCT. Although most transactions and holdings will be automatically reported through SCT, Supervised Persons must still individually submit quarterly and annual reports to report holdings or transactions that are not in approved brokerage accounts (e.g., private placements such as real estate partnerships, venture capital fund investments, etc.), and to affirm that all accounts, holdings, and transactions either appear through SCT reports or are reported.

Initial Holdings Reports

New Supervised Persons must report all of their personal securities holdings and accounts not later than ten (10) days after the commencement of their employment. (See Attachment D-1 for a copy of the Initial Holdings Report.) The initial holdings report must be current as of a date not more than forty-five (45) days prior to the date the person becomes a Supervised Person.

Quarterly Transaction Reports

No later than thirty (30) days after the end of each calendar quarter, each Supervised Person must submit to the Chief Compliance Officer a Quarterly Transaction Report in the form attached as Attachment D-3. If no reportable transactions have occurred that are not included in SCT reports, the Supervised Person may indicate as much without further detailed reporting. If transactions have occurred during the quarter that are not so reported, the Supervised Person must report them separately. The quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the Supervised Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP

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number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Reportable Security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted. Supervised Persons are reminded that they must also report transactions by members of the Supervised Person’s immediate family including spouse, children and other members of the household in accounts over which the Supervised Person has direct or indirect influence or control.

Annual Holdings Reports

Each Supervised Person must provide Adviser with a complete list of securities holdings on or before February 10 of each year. The report shall be current as of the immediately preceding December 31. (See Attachment D-6 for a copy of the Annual Holdings Report).

Each holdings report (both the initial and annual) must contain, at a minimum: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Supervised Person has any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s direct or indirect benefit; and (3) the date the Supervised Person submits the report.

Review

The SCT system electronically feeds all transactions for each Access Person’s brokerage account(s) into the system for Compliance reporting and review. Electronic feeds are updated every 24 hours. When brokerage statements arrive via electronic brokerage feed or are manually entered, the system checks them against configured business rules set by the Chief Compliance Officer or his or her designee. For each rule broken, a personal trading exception is created and assigned to Compliance for review. Compliance investigates the exception, resolves it and marks it closed. A complete audit trail is maintained.

Adviser strictly forbids “front-running” Client accounts, which is a practice generally understood to be Supervised Persons personally trading ahead of Client accounts. Compliance personnel will closely monitor Supervised Persons’ investment patterns to detect these abuses. Adviser’s members or designee will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

The reason for the development of a post-transaction review process is to ensure that Adviser has developed procedures to supervise the activities of its Supervised Persons. The comparison of Supervised Person trades to those of Clients will identify potential conflicts of interest or the appearance of a potential conflict.

If Adviser discovers that a Supervised Person is personally trading contrary to the policies set forth above, the Supervised Person shall meet with the Chief Compliance Officer to review the facts surrounding the transactions. This meeting shall help Adviser to determine the appropriate course of action.

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Remedial Actions

Adviser takes the potential for conflicts of interest caused by personal investing very seriously. Supervised Persons should be aware that Adviser reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including termination of employment.

POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

Adviser’s business may require Supervised Persons to deal with confidential information. The proper handling of material, non-public information is critical to Adviser’s integrity. Adviser’s reputation is a vital asset and even the appearance of the misuse of material, non- public information should be avoided. The misuse of non-public information may violate federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of Adviser and its Supervised Persons.

Adviser forbids trading, either for oneself or for others, on material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently called “insider trading.” Adviser’s policy extends to activities within and outside one’s relationship with Adviser. Individuals who cease to work for Adviser must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities: Trading by an insider while in possession of material non-public information;

Trading on information that has been misappropriated, whether or not from an issuer of securities;

Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

Communicating material non-public information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of Adviser’s Supervised Persons (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership. If any Supervised Person has questions

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about whom this policy covers, such Supervised Person should consult the Chief Compliance Officer.

What Information is Material?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

The following is an illustrative list of the type of information that is generally regarded as “material”:

Information relating to a company’s results and operations

Dividend or earnings announcements (dividend changes, earnings results, changes in previously released earnings estimates)

Write-downs or write-offs of assets

Additions to reserves for bad debts or contingent liabilities

Expansion or curtailment of company or major division operations

Merger, joint venture announcements

New product/service announcements

Discovery or research developments

Criminal, civil and government investigations and indictments

Pending labor disputes

Debt service or liquidity problems

Bankruptcy or insolvency problems

Tender offers, stock repurchase plans, etc.

Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

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Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public. With respect to transactions involving securities issued by a publicly traded company, the “investing public” includes the general public. A Supervised Person may not transact, either for a personal account or for the account of a Client, in the securities of a private company while in possession of material information regarding the private company that is unknown to the transaction’s counterparty(ies).

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be disclosed to the investing public, there must be adequate time for the investing public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Supervised Person makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Supervised Persons may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

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Procedures to Follow if a Supervised Person Believes That He or She Possesses Material, Non-Public Information

Adviser has established the following procedures to help each Supervised Person avoid insider trading and to aid Adviser in preventing, detecting and imposing sanctions against insider trading. Each Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any Supervised Person has questions about these procedures, such Supervised Person should consult the Chief Compliance Officer.

If a Supervised Person has questions as to whether he or she is in possession of material, non-public information, the Supervised Person must inform the Chief Compliance Officer as soon as possible. From this point, the Supervised Person, the Chief Compliance Officer and Adviser’s members will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been disseminated to the investing public.

Given the severe penalties imposed on individuals and firms engaging in insider trading, a Supervised Person:

Shall not trade the securities of any company in which he or she is deemed an insider who may possess material, non-public information about the company;

Shall not trade the securities of any company except in accordance with Adviser’s Personal Securities Transaction Policy and the securities laws;

Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy;

Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by his or her position;

Shall immediately report the potential receipt of non-public information to the Chief Compliance Officer; and

Shall not proceed with any research, trading or other investment advisory activities until the Chief Compliance Officer informs the Supervised Person of the appropriate course of action.

OUTSIDE BUSINESS ACTIVITIES

Serving as Officers, Trustees and/or Directors of Outside Organizations

Supervised Persons may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Supervised Persons may also receive compensation for such activities.

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At certain times, Adviser may determine that it is in its Clients’ best interests for one or more Supervised Persons to serve as officers or on the board of directors of outside organizations. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company.

Service with organizations outside of Adviser can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, a Supervised Person may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Adviser and the outside organization and that the Supervised Person not communicate such information to other Supervised Persons in violation of the information barrier.

Similarly, Adviser may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Supervised Person must not be involved in the decision to retain or hire Adviser.

Supervised Persons are prohibited from engaging in such outside activities without the prior written approval from the Chief Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

Other Outside Business Activities

Adviser personnel generally may not be employed (either on a part-time, evening or weekend basis) or compensated by any business other than Adviser or one of its affiliates.

Approval of the Chief Compliance Officer for any of the above activities must be obtained prior to engaging in such activity so that determinations may be made regarding (1) the degree to which such activity may interfere with the Supervised Person’s duties to Adviser and the Clients and (2) whether such activity involves conflicts of interest between Adviser and any Client that need to be disclosed and may require Client and/or Fund Investor consent. Supervised Persons must submit the Outside Business Activity form (Appendix F) to the Chief Compliance Officer for approval.

RUMORS; MANIPULATIVE TRADING PRACTICES

Rumors

Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to this Code of Ethics and Adviser’s expectations regarding appropriate behavior of its Supervised Persons.

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A Supervised Person should consult with the Chief Compliance Officer if he or she has questions regarding the appropriateness of any communications.

Manipulative Trading Practices

Section 9(a)(2) of the Exchange Act and Rule 10b-5 thereunder make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security.

Supervised Persons are prohibited from engaging in actual or apparent trading in a security for the purpose of (a) inducing the purchase or sale of such security by others; or

(b) causing the price of a security to move up or down. The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

RIC REPORTING PROCEDURES

With respect to each RIC Client, on a periodic basis, but not less than annually, the Chief Compliance Officer shall provide a written report to the RIC Client’s management and the board of directors or trustees of the RIC Client (the “RIC Board”) setting forth:

A description of any issues arising under this Code of Ethics or underlying procedures, other than issues arising under Sections III., IV. or V. or underlying procedures relating to these Sections, since the last report to the RIC Board, including, but not limited to, information about material violations of the Code of Ethics or underlying procedures and sanctions imposed in response to the material violations; and

A certification on behalf of Adviser that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

The RIC Board is then required to consider the annual written report.

In the event of a material change to this Code of Ethics, other than a material change to Sections III., IV. or V., the Chief Compliance Officer must inform each RIC Client’s chief compliance officer of the changes and ensure that the change is approved by each RIC Board no later than six months after the change is adopted.

RETENTION OF RECORDS

The Chief Compliance Officer will maintain, at Adviser’s principal place of business, for a period of five years after the end of the fiscal year in which the report is made or the information is provided unless specified in further detail below, the records listed below.

A copy of each Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place.

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A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

A copy of each report made by a Supervised Person pursuant to the Code of Ethics, including any broker trade confirmations or account statements that were submitted in lieu of the person’s quarterly transaction reports must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

A record of all persons, currently or within the past five years, who are or were Access Persons, or who are or were responsible for reviewing personal trading transaction and holdings reports submitted by Access Persons, must be maintained in an easily accessible place.

A copy of each annual (or, if pertinent, other periodic) written report made to any RIC Board must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

The annual acknowledgement signed by each person who is currently, or within the past five years was, a Supervised Person, acknowledging receipt of a copy of the Code of Ethics and amendments thereto and acknowledging that he or she is subject to it and will comply with its terms, must be maintained for at least five years after the end of the fiscal year in which the acknowledgement is made, the first two years in an appropriate office of Adviser.

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Attachment D-1

Initial Holdings Report Certification

Print Name:

Date of Employment:

PERSONAL HOLDINGS DISCLOSURE

[ ] I have attached a report(s) that, at a minimum, includes the security name and number of shares or principal amount of every non-exempt security in which I have any beneficial ownership within all of my personal securities accounts listed below.*

[ ] I have no holdings except for those securities exempt by the Code.

DUPLICATE TRADE CONFIRMATION & STATEMENT

[ ] I authorize the following firms (list all firms and provide account numbers below) with which I have personal securities accounts to supply duplicate copies of confirmations of all personal securities transactions through the Schwab Compliance Technologies system for all accounts in which I have any beneficial ownership.**

[ ]       I have no brokerage account(s).

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I hereby certify that the information provided herein is complete and accurate. I also acknowledge that I have received, reviewed and understand Pacific View Asset Management, LLC’s Code of Ethics Policy on Personal Securities Transactions and Insider Trading, and have complied with all of their requirements.

Signature:                                          Date:

Compliance Review

Date Received:

Reviewed by:

Date Reviewed:

The Holdings Report form is due ten (10) days from date of receipt and on an annual basis, thereafter.

*Account statements no older than forty-five (45) days from the day of reporting may be submitted in lieu of this report.

**Copies of broker(s) documentation are to be directed to the following:

Pacific View Asset Management, LLC

Attn: Steve Druskin, Chief Compliance Officer

600 Montgomery Street, 6th Floor

San Francisco, CA 94111

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Attachment D-2

Limited Offering & IPO Request and Reporting Form

Name of Issuer:

Type of Security:

Public Offering Date:

(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.     I am not investing in this limited offering or IPO to profit improperly from my position as a Supervised Person;

2.     The investment opportunity did not arise by virtue of my activities on behalf of an Adviser Client; and

3.     To the best of my knowledge, no Adviser Clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read Adviser’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. I understand Adviser reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:

Signature:

Print Name:

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Attachment D-3

Quarterly Transaction Report

For the Calendar Quarter Ended: (month/day/year)

During the quarter referred to above:

No transactions were effected in any securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Adviser’s Code of Ethics, OTHER THAN those in securities accounts maintained with approved broker-dealers and reportable through the Schwab Compliance Technologies system or duplicate statements.

OR

In addition to transactions (if any) in securities accounts maintained with approved broker-dealers and reportable through the Schwab Compliance Technologies system, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Adviser’s Code of Ethics.

QUARTERLY SECURITIES TRANSACTION REPORT

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

□ I certify that I do not currently hold any securities accounts and I have not established new accounts in which I have direct or indirect beneficial ownership.

Date:

Signature:

Print Name:

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Attachment D-4

New Account Report

Date:                                                 (month/day/year)

The following accounts were established to hold securities in which I may be deemed to have a direct or indirect Beneficial Ownership and which are required to be reported pursuant to Adviser’s Code of Ethics.

BROKER, DEALER OR BANK WITH WHICH ACCOUNT WAS ESTABLISHED	DATE ACCOUNT WAS ESTABLISHED	ACCOUNT #

** Please note that ALL accounts must be listed (including those holding only Exempt Securities).

Date:

Signature:

Print Name:

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Attachment D-5

Insider Trading Certification

I certify that I have received and read Adviser’s “Policies And Procedures To Detect And Prevent Insider Trading” as set forth in Appendix D understand such policies and procedures, and agree to abide in all respects to their terms. I also understand that a violation of any Adviser policy may subject me to disciplinary action, including termination of employment.

Date:

Signature:

Print Name:

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Attachment D-6

Annual Holdings Report

The attached is a list of current holdings, as of [ mm/dd/yyyy ], which is no more than forty-five

(45) days prior to the submission date of this Report.

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

I certify that I have not established new accounts in which I have direct or indirect Beneficial Ownership without submitting a New Account Report to Adviser within ten (10) days of opening.

Date:

Signature:

Print Name:

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